Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary (303) 573-1660

ROYAL GOLD ANNOUNCES
FIRST QUARTER FISCAL 2008 RESULTS

▪	Year-over-year revenue increase of 29%

▪	Free cash flow*(a non-GAAP financial measure) totals 79% of revenue

▪	First quarter of revenue from Taparko royalty

▪	Battle Mountain Gold Exploration transaction completed

DENVER, COLORADO. NOVEMBER 1, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced first quarter fiscal 2008 net income of $5.8 million, or $0.20 per basic share, on royalty revenue of $12.8 million. This compares to net income for the first quarter of fiscal 2007 of $5.0 million, or $0.21 per basic share, on royalty revenue of approximately $9.9 million. The increase in earnings of 16% was offset on a per share basis due to new capital issued to finance the Company’s substantial growth in reserves and royalty ounces over the last year.

Higher revenues were largely derived from increased production at several royalty properties including Pipeline, Robinson, Leeville and the SJ Claims, and initial revenue from the Taparko mine. Higher gold prices also contributed to the increase in first quarter revenue.

Free cash flow* for the quarter was approximately $10.1 million, totaling 79% of revenue. This compares to free cash flow for the first quarter of fiscal 2007 of approximately $8.0 million or 81% of revenues.

* The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less minority interest in income from consolidated subsidiary (see, Schedule A).

As of September 30, 2007, the Company had a working capital surplus of approximately $93.7 million. Current assets were $102.8 million (including $90.8 million in cash), compared to current liabilities of $9.1 million resulting in a current ratio of 11 to 1.

“Our first quarter results reflect solid contributions from our core producing royalty properties along with continued strength in the price of gold,” said Tony Jensen, President and CEO. “During the quarter, we received our first revenue from the Taparko mine and look forward to increasing revenues from this property as the ramp up continues. Also, we are pleased to have recently completed the merger with Battle Mountain Gold Exploration. This transaction adds significant strength to our near-term development pipeline with the addition of the Dolores royalty. As we continue to execute on our growth strategy, we are confident that Royal Gold is well-positioned for continued growth.”

REVIEW OF OPERATIONS

Pipeline Mining Complex (Lander County, Nevada)
At the Pipeline Mining Complex, Royal Gold holds two sliding-scale gross smelter return royalties (“GSR1” and “GSR2”), a fixed-rate gross smelter return royalty (“GSR3”), and a net value royalty (“NVR1”). The GSR1 royalty covers a majority of the Pipeline and South Pipeline deposits and the GSR2 (“Super”) royalty covers the Crossroads area and a portion of the Gap deposit. The GSR2 royalty pays out at a rate that is 80% higher than that of GSR1, at all gold prices. The GSR3 royalty rate is fixed at 0.71% for the life of the mine and covers the same area as GSR1 and GSR2 combined. The 0.39% NVR1 royalty, net of minority interest, covers production from the GAS Claims, an area of interest of approximately 4,000 acres that includes the South Pipeline deposit and Crossroads area, but excludes the Pipeline deposit. Current production from the Pipeline Mining Complex is subject to all four royalties.

The Pipeline Mining Complex is owned by the Cortez Joint Venture, a joint venture between Barrick Cortez Inc. (60%), a subsidiary of Barrick Gold Corporation (“Barrick”), and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto, plc.

For the first quarter of fiscal 2008, metal sales attributable to the Company’s royalties at the Pipeline Mining Complex were approximately 128,000 ounces of gold, providing approximately $5.7 million of royalty revenue to Royal Gold (including approximately $233,500 of minority interest). This compares to metal sales of 125,365 ounces of gold, providing approximately $4.7 million (including approximately $183,000 of minority interest) in royalty revenue to Royal Gold, for the same quarter in fiscal 2007.

For the first quarter of fiscal 2008, the average gold price was $681 per ounce and Royal Gold’s GSR1 royalty rate was 5.0% while its GSR2 royalty rate was 9.0%. This compares to an average gold price of $621 per ounce for the first quarter of fiscal 2007 and a GSR1 royalty rate of 5.0%. There was no production from GSR2 during the fiscal 2007 first quarter.

Robinson (White Pine County, Nevada)
Royal Gold holds a 3.0% net smelter return (“NSR”) royalty on the Robinson mine, an open pit copper mine with significant gold credits. The mine is operated by a subsidiary of Quadra Mining, Ltd.

For the first fiscal quarter of 2008, metal sales attributable to the Company’s royalty at the Robinson mine were 32.5 million pounds of copper and 26,067 ounces of gold, providing approximately $3.6 million in royalty revenue. This compares with metal sales of 19.9 million pounds of copper and 10,159 ounces of gold, providing approximately $2.7 million in royalty revenue for the same quarter of fiscal 2007. At Robinson, revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods. The prior year comparable quarter included a revenue adjustment of approximately $800,000 associated with the operator’s final settlements.

SJ Claims - Goldstrike Mine (Eureka County, Nevada)
Royal Gold holds a 0.9% NSR royalty covering a portion of the Betze-Post mine, known as the SJ Claims. The Betze-Post mine, which is a part of the larger Goldstrike operation, is an open pit mine operated by a subsidiary of Barrick.

During the first fiscal quarter of 2008, metal sales attributable to the Company’s royalty at the SJ Claims were 187,473 ounces of gold, providing Royal Gold with approximately $1.2 million in royalty revenue. This compares with metal sales of 149,300 ounces of gold, providing approximately $823,000 in royalty revenue to Royal Gold in the same quarter of fiscal 2007.

Troy Mine (Lincoln County, Montana)
Royal Gold holds a 7.0% GSR royalty that covers the Troy underground mine operated by a subsidiary of Revett Minerals, Inc. This 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first. The Company expects the cumulative payment threshold to be met first and, as of September 30, 2007, the Company has received approximately $6.1 million in cumulative payments from the Troy mine.

Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper. This 6.1% GSR steps down to a perpetual 2.0% GSR royalty after cumulative production exceeds 12.7 million ounces of silver and 108.2 million pounds of copper.

During the first fiscal quarter of 2008, metal sales attributable to the Company’s royalty at the Troy mine were approximately 182,000 ounces of silver and 1.7 million pounds of copper, providing approximately $558,000 in royalty revenue. This compares with 204,269 ounces of silver and 1.7 million pounds of copper, providing approximately $570,000 in royalty revenue in the same quarter of fiscal 2007.

Leeville Mining Complex (Eureka County, Nevada)
Royal Gold holds a 1.8% carried working interest, which calculates as an NSR royalty, covering a majority of the underground Leeville Mining Complex (“Leeville”). Leeville is operated by a subsidiary of Newmont Mining Corporation.

During the first fiscal quarter of 2008, metal sales attributable to the Company’s royalty at the Leeville property were 61,915 ounces of gold, providing royalty revenue to Royal Gold of approximately $842,000. This compares with metal sales of 19,254 ounces of gold, providing approximately $212,000 in royalty revenue to Royal Gold for the same quarter in fiscal 2007. The increase in metal sales for the first quarter of fiscal 2008 was largely due to continuing ramp up by the operator at the mine.

Bald Mountain (White Pine County, Nevada)
Royal Gold holds a sliding-scale NSR royalty that covers a portion of the Bald Mountain mine, operated by a subsidiary of Barrick. For the first fiscal quarter, the Company’s royalty rate was 1.75%.

During the first fiscal quarter of 2008, metal sales attributable to the Company’s royalty at the Bald Mountain mine were approximately 17,000 ounces of gold, providing approximately $200,000 in royalty revenue. This compares with metal sales of 48,883 ounces of gold, providing approximately $532,000 in royalty revenue for the same quarter of fiscal 2007. Royalty revenue varies from quarter-to-quarter at Bald Mountain depending on the mining location. The decrease in royalty revenue this quarter is the result of lower ore tonnage and a lower percentage of ore associated with Royal Gold’s royalty interest placed on the heap leach pad.

Mulatos (Sonora, Mexico)
Royal Gold holds a sliding-scale NSR royalty at Mulatos, an open pit, heap leach gold mine, operated by a subsidiary of Alamos Gold, Inc. The sliding-scale ranges from 0.30%, at an average quarterly gold price of $299.99 per ounce or less, up to a maximum of 1.5% when the price of gold averages $400 per ounce or higher. The royalty is capped at two million ounces of gold production. As of September 30, 2007, the Company has received payment for approximately 149,000 cumulative ounces of gold since the royalty commenced in April 2006.

During the first fiscal quarter of 2008, estimated metal sales attributable to the Company’s royalty were approximately 22,000 ounces of gold, providing about $223,000 in royalty revenue. This compares with metal sales of 19,643 ounces of gold, providing approximately $186,000 in royalty revenue, for the same quarter of fiscal 2007.

Martha (Santa Cruz Province, Argentina)
The Company holds a 2.0% NSR royalty on the Martha silver mine operated by a subsidiary of Coeur d’Alene Mines Corporation (“Coeur”).

During the first quarter of fiscal 2008, estimated metal sales attributable to the Company’s royalty at the Martha mine were approximately 672,000 ounces of silver resulting in royalty revenue of approximately $170,000. This compares with metal sales of approximately 776,000 ounces of silver, providing about $181,000 in royalty revenue for the same quarter of fiscal 2007.

Taparko-Bouroum Project (Burkina Faso, West Africa)
Royal Gold holds two initial concurrent production payments, both equivalent to GSR royalties, and two subsequent GSR royalties at the Taparko-Bouroum project, an open pit gold operation. The project is operated by a subsidiary of High River Gold Mines, Ltd. (“High River”).

The first GSR-equivalent royalty (“TB-GSR1”) is fixed at a rate of 15.0%. The second GSR-equivalent royalty (“TB-GSR2”) is a sliding-scale royalty ranging from 0.0% to 10.0%, depending upon the price of gold. The TB-GSR2 royalty pays out at a rate of 4.3% when the average monthly gold price ranges between $385 and $430 per ounce. Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $750 per ounce gold price results in a rate of 750/100 = 7.5%). Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or Royal Gold receives payments totaling $35 million under TB-GSR1, whichever occurs first.

The two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”). The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities, up to a maximum of 1.1 million tons per year. Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2, described earlier, have ceased.

During the first quarter of fiscal 2008, metal sales attributable to the Company’s royalty at the Taparko mine were 2,866 ounces of gold resulting in royalty revenue of approximately $435,000. This is the first quarter that the Company has received royalty revenue from the Taparko project. The mine will continue to ramp up production over the next few months.

OTHER DEVELOPMENTS

Completion of the Battle Mountain Gold Exploration Transaction
The Company’s merger with Battle Mountain Gold Exploration closed on  October 24, 2007. This transaction added the following producing properties to Royal Gold’s royalty portfolio: Don Mario mine (Bolivia); Williams mine (Ontario, Canada); El Limon mine (Nicaragua); and the Joe Mann mine (Quebec, Canada). The transaction also included a royalty on the Dolores project in Mexico, which is estimated to begin commercial production in early calendar 2008. All of these properties will be detailed in the Company’s second quarter fiscal 2008 financial report.

Royalty Definitions
The Company’s royalty portfolio contains several different types of royalties which are defined as follows:

Gross Smelter Return (“GSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.

Net Smelter Return (“NSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.

Net Value Royalty (“NVR”) - a percentage of the gross revenue from a resource extraction operation, less certain contract-defined costs.

Royalty - the right to receive a percentage or other denomination of mineral production from a mining operation.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metals royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Note: Management’s conference call reviewing the first quarter of fiscal 2008 will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will available by calling (800) 603-2779 or (706) 634-7230. The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentations” section. A replay of this web cast will be available on the Company’s web site approximately two hours after the call ends.

_______________________
Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding the strength in the gold price, growth strategy, commencement of production of development stage projects, commencement of revenue from the Taparko project, and ramp up in production at Leeville and Taparko.  Acquisitions of royalties and corporate acquisitions, such as the acquisition of Battle Mountain Gold Exploration Corp., are subject to certain risks, such the ability of Royal Gold to make accurate assumptions regarding valuation, timing and amount of royalty payments from acquired royalties, the ability of the operator to bring the project into production and continue to operate as planned, and the ability of Royal Gold to successfully complete the acquisitions.  In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, management’s ability to increase our cash flow, revenues and margins, and economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow: The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting. The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less minority interest in income of consolidated subsidiary. While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles. See Schedule A, attached to this press release.

ROYAL GOLD, INC.
Consolidated Balance Sheets

	September 30, 2007 (Unaudited)	June 30, 2007
Current assets
Cash and equivalents	$90,812,323	$82,841,861
Royalty receivables	11,135,438	12,470,451
Deferred tax assets	164,035	154,050
Prepaid expenses and other	753,894	216,857

Total current assets	102,865,690	95,683,219

Royalty interests in mineral properties, net	213,872,250	215,839,441
Restricted cash - compensating balance	15,750,000	15,750,000
Inventory - restricted	11,017,262	10,611,562
Equity investment in Battle Mountain Gold Exploration	8,549,259	-
Note receivable - Battle Mountain Gold Exploration	15,051,823	14,493,878
Available for sale securities	1,696,393	1,995,041
Other assets	2,987,772	2,276,049
Total assets	$371,790,449	$356,649,190

Current liabilities
Accounts payable	$3,396,145	$2,342,330
Income taxes payable	3,186,591	5,064
Dividends payable	1,885,409	1,868,594
Accrued compensation	516,750	344,500
Other	143,375	128,039

Total current liabilities	9,128,270	4,688,527

Net deferred tax liabilities	5,404,070	5,910,697
Note payable	15,750,000	15,750,000
Other long-term liabilities	91,573	98,173
Total liabilities	30,373,913	26,447,397

Commitments and contingencies
Minority interest in subsidiary	11,304,899	11,120,797
Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; and issued 29,154,872 and 28,892,980 shares, respectively	291,548	288,929
Additional paid-in capital	317,777,484	310,439,112
Accumulated other comprehensive income	272,048	458,298
Accumulated earnings	12,867,429	8,991,529
Less treasury stock, at cost (229,224 shares)	(1,096,872)	(1,096,872)

Total stockholders’ equity	330,111,637	319,080,996

Total liabilities and stockholders’ equity	$371,790,449	$356,649,190

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For The Three Months Ended
	September 30,	September 30,
	2007	2006
Royalty revenues	$12,817,001	$9,928,642

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	864,366	667,659
General and administrative	1,556,948	1,133,656
Exploration and business development	629,657	418,541
Depreciation, depletion and amortization	2,402,083	1,074,912
Total costs and expenses	5,453,054	3,294,768

Operating income	7,363,947	6,633,874

Interest and other income	1,879,946	971,185
Interest and other expense	(373,856)	(66,314)
Income before income taxes	8,870,037	7,538,745

Current tax expense	(3,263,948)	(2,650,944)
Deferred tax benefit	414,655	243,346
Minority interest in income of consolidated subsidiary	(220,140)	(171,010)
Loss from equity investment	(38,284)	-
Net income	$5,762,320	$4,960,137

Adjustments to comprehensive income
Unrealized change in market value of available for sale securities, net of tax	(186,250)	77,745
Comprehensive income	$5,576,070	$5,037,882

Basic earnings per share	$0.20	$0.21

Basic weighted average shares outstanding	28,729,541	23,587,416

Diluted earnings per share	$0.20	$0.21

Diluted weighted average shares outstanding	28,861,324	23,822,846

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	For The Three Months Ended
	September 30,	September 30,
	2007	2006
Cash flows from operating activities

Net income	$5,762,320	$4,960,137
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	2,402,083	1,074,912
Deferred tax benefit	(414,655)	(243,346)
Non-cash employee stock compensation expense	538,621	412,839
Loss on available for sale securities	10,440	-
Note receivable - Battle Mountain Gold Exploration	(557,945)	-
Tax benefit of stock-based compensation exercises	(60,143)	-
Loss from equity investment	38,284	-
Changes in assets and liabilities:
Royalty receivables	1,335,013	(1,044,714)
Prepaid expenses and other assets	(351,462)	(174,827)
Accounts payable	1,137,667	481,237
Income taxes payable	3,241,670	2,161,697
Accrued liabilities and other current liabilities	187,586	200,857
Other long-term liabilities	(6,600)	(6,600)

Net cash provided by operating activities	$13,262,879	$7,822,192

Cash flows from investing activities

Capital expenditures for property and equipment	$(10,965)	$(34,602)
Equity investment in Battle Mountain Gold Exploration	(2,242,099)	-
Acquisition of royalty interests in mineral properties	(400,000)	(11,635,000)
Deferred acquisition costs	(826,331)	-
Purchase of available for sale securities	-	(81,046)

Net cash used in investing activities	$(3,479,395)	$(11,750,648)

Cash flows from financing activities:
Tax benefit of stock-based compensation exercises	$60,143	$-
Debt issuance costs	24,948	-
Dividends paid	(1,869,605)	(1,300,623)
Equity offering costs	(28,508)	-

Net cash used in financing activities	$(1,813,022)	$(1,300,623)

Net increase (decrease) in cash and equivalents	7,970,462	(5,229,079)

Cash and equivalents at beginning of period	82,841,861	78,449,383

Cash and equivalents at end of period	$90,812,323	$73,220,304

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure. Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less minority interest in income of consolidated subsidiary. Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio. Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends. Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations. Below is the reconciliation to operating income:

	For The Three Months Ended
	September 30, 2007	September 30, 2006
Operating income	$7,363,947	$6,633,874
Depreciation, depletion and amortization	2,402,083	1,074,912
Non-cash employee stock compensation expense	538,621	412,839
Minority interest in income of consolidated subsidiary	(220,140)	(171,010)
Free cash flow	$10,084,511	$7,950,615